As filed with the Securities and Exchange Commission on November 3, 2011

Registration No. 333-143946

Registration No. 333-108032

Registration No. 333-102383

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-143946

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-108032

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-102383

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Bank of Granite Corporation

(Exact name of registrant as specified in its charter)

Delaware	56-1550545
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 128

23 North Main Street

Granite Falls, North Carolina

(828) 496-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bank of Granite Corporation 2007 Stock Incentive Plan

Bank of Granite/First Commerce Corporation Omnibus Stock and Incentive Plan

Bank of Granite/First Commerce Bank 1997 Nonqualified Stock Option Plan for Directors

Bank of Granite Employee’s Profit Sharing Retirement Plan and Trust

(Full title of the plans)

Brian E. Simpson

Chief Executive Officer

c/o FNB United Corp.

150 South Fayetteville Street

Asheboro, North Carolina 27203

(336) 626-8300

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to each of the following registration statements on Form S-8 (collectively, the “Registration Statements”):

•

File No. 333-143946, of Bank of Granite Corporation (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2007, pertaining to the registration of an aggregate of 750,000 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), issuable under Bank of Granite Corporation 2007 Stock Incentive Plan.

•

File No. 333-108032, of the Company, filed with the SEC on August 15, 2003, pertaining to the registration of (i) an aggregate of 41,758 shares of Common Stock, issuable under the Bank of Granite/First Commerce Corporation Omnibus Stock and Incentive Plan and (ii) an aggregate of 87,686 shares of Common Stock issuable under the Bank of Granite/First Commerce Bank 1997 Nonqualified Stock Option Plan for Directors.

•

File No. 333-102383, of the Company, filed with the SEC on January 7, 2003, pertaining to the registration of an aggregate of 400,000 shares of Common Stock, issuable under the Bank of Granite Employee’s Profit Sharing Retirement Plan and Trust (the “Plan”).

On October 21, 2011, FNB United Corp., a North Carolina corporation (“FNB”), completed its previously announced acquisition of the Company. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of April 26, 2011, as amended, by and among FNB, Gamma Merger Corporation, a Delaware corporation and a wholly owned subsidiary of FNB (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of FNB (the “Merger”). The consummation of the Merger and certain related events were disclosed in the Company’s Current Report on Form 8-K, as filed with the SEC on October 27, 2011.

As a result of the Merger, the offerings of shares of Common Stock by the Company pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company has filed this Post-Effective Amendment to terminate the effectiveness of the Registration Statements and to remove from registration all of the Common Stock registered but unsold under the Registration Statements as of the date of this Post-Effective Amendment, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Asheboro, State of North Carolina, on November 3, 2011.

BANK OF GRANITE CORPORATION

By:	/s/ Brian E. Simpson

Brian E. Simpson

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian E. Simpson Brian E. Simpson	Chief Executive Officer (Principal Executive Officer); Director	November 3, 2011

/s/ David L. Nielsen David L. Nielsen	Chief Financial Officer (Principal Financial and Accounting Officer)	November 3, 2011

/s/ Robert L. Reid Robert L. Reid	President; Director	November 3, 2011

/s/ Austin A. Adams Austin A. Adams	Director	November 3, 2011

/s/ Jerry R. Licari Jerry R. Licari	Director	November 3, 2011

/s/ J. Chandler Martin J. Chandler Martin	Director	November 3, 2011